Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

April 3, 2018 and the Prospectus dated December 22, 2017

Registration No. 333-222241-213

Charter Communications Operating, LLC

Charter Communications Operating Capital Corp.

$800,000,000 5.375% Senior Secured Notes due 2038 (the “2038 Notes”)

$1,700,000,000 5.750% Senior Secured Notes due 2048 (the “2048 Notes”)

April 3, 2018

Pricing Term Sheet dated April 3, 2018

to the

Preliminary Prospectus Supplement dated April 3, 2018

(the “Preliminary Prospectus Supplement”)

of Charter Communications Operating, LLC and Charter Communications Operating Capital Corp.

(the “Issuers”)

This Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement.

The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Terms Applicable to the 2038 Notes
Issuers:	Charter Communications Operating, LLC and Charter Communications Operating Capital Corp.

Principal Amount:	$800,000,000

Title of Securities:	5.375% Senior Secured Notes due 2038

Final Maturity Date:	April 1, 2038

Issue Price:	98.846%, plus accrued and unpaid interest, if any, from April 17, 2018

Coupon:	5.375%

Benchmark Treasury:	2.750% due November 15, 2047

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This Pricing Term Sheet is qualified in its entirety by reference to the

Preliminary Prospectus Supplement.

Spread to Benchmark Treasury:	245 basis points

Benchmark Treasury Price and Yield:	94-23; 3.021%

Yield to Maturity:	5.471%

Interest Payment Dates:	April 1 and October 1

Record Dates:	March 15 and September 15

First Interest Payment Date:	October 1, 2018

CUSIP Number:	161175 BM5

ISIN Number:	US161175BM51

Optional Redemption:

Prior to the Par Call Date (as defined below) with respect to the 2038 Notes, the 2038 Notes will be redeemable, in whole or in part, at the Issuers’ option, at any time or from time to time, on at least 15 days’ but not more than 30 days’ prior notice to each Holder of the 2038 Notes to be redeemed, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined below) plus accrued but unpaid interest to but excluding the redemption date (subject to the rights of Holders of the 2038 Notes on a record date to receive the related interest payment on the related interest payment date).

“Applicable Premium” means with respect to a 2038 Note the greater of (A) 1.0% of the principal amount of such 2038 Note and (B) on any redemption date, the excess (to the extent positive) of:

(a) the present value at such redemption date of (i) 100% of the principal amount of such 2038 Note on the Par Call Date, plus (ii) all required interest payments due on such 2038 Note to and including the Par Call Date (excluding accrued but unpaid interest to the redemption date), computed upon the redemption date using a discount rate equal to the Applicable Treasury Rate at such redemption date plus 40 basis points; over

(b) the outstanding principal amount of such 2038 Note; in each case, as calculated by the Issuer or on behalf of the Issuers by such Person as the Issuers shall designate.

“Par Call Date” means October 1, 2037.

On or after the Par Call Date for the 2038 Notes, the Issuers may redeem the 2038 Notes, in whole or in part, at the Issuers’ option, on at least 15 days’, but not more than 30 days’, prior notice to the registered holders thereof at a redemption price equal to 100% of the principal amount of such 2038 Notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date (subject to the rights of Holders of the 2038 Notes on a record date to receive the related interest payment on the related interest payment date).

This Pricing Term Sheet is qualified in its entirety by reference to the

Preliminary Prospectus Supplement.

Terms Applicable to the 2048 Notes
Issuers:	Charter Communications Operating, LLC and Charter Communications Operating Capital Corp.

Principal Amount:	$1,700,000,000

Title of Securities:	5.750% Senior Secured Notes due 2048

Final Maturity Date:	April 1, 2048

Issue Price:	99.706%, plus accrued and unpaid interest, if any, from April 17, 2018

Coupon:	5.750%

Benchmark Treasury:	2.750% due November 15, 2047

Spread to Benchmark Treasury:	275 basis points

Benchmark Treasury Price and Yield:	94-23; 3.021%

Yield to Maturity:	5.771%

Interest Payment Dates:	April 1 and October 1

Record Dates:	March 15 and September 15

First Interest Payment Date:	October 1, 2018

CUSIP Number:	161175 BN3

ISIN Number:	US161175BN35

Optional Redemption:

Prior to the Par Call Date (as defined below) with respect to the 2048 Notes, the 2048 Notes will be redeemable, in whole or in part, at the Issuers’ option, at any time or from time to time, on at least 15 days’ but not more than 30 days’ prior notice to each Holder of the 2048 Notes to be redeemed, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined below) plus accrued but unpaid interest to but excluding the redemption date (subject to the rights of Holders of the 2048 Notes on a record date to receive the related interest payment on the related interest payment date).

“Applicable Premium” means with respect to a 2048 Note the greater of (A) 1.0% of the principal amount of such 2048 Note and (B) on any redemption date, the excess (to the extent positive) of:

This Pricing Term Sheet is qualified in its entirety by reference to the

Preliminary Prospectus Supplement.

(a) the present value at such redemption date of (i) 100% of the principal amount of such 2048 Note on the Par Call Date, plus (ii) all required interest payments due on such 2048 Note to and including the Par Call Date (excluding accrued but unpaid interest to the redemption date), computed upon the redemption date using a discount rate equal to the Applicable Treasury Rate at such redemption date plus 45 basis points; over

(b) the outstanding principal amount of such 2048 Note; in each case, as calculated by the Issuer or on behalf of the Issuers by such Person as the Issuers shall designate.

“Par Call Date” means October 1, 2047.

On or after the Par Call Date for the 2048 Notes, the Issuers may redeem the 2048 Notes, in whole or in part, at the Issuers’ option, on at least 15 days’, but not more than 30 days’, prior notice to the registered holders thereof at a redemption price equal to 100% of the principal amount of such 2048 Notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date (subject to the rights of Holders of the 2048 Notes on a record date to receive the related interest payment on the related interest payment date).

Terms Applicable to Each Series of Notes
Use of Proceeds:	The Issuers intend to use the proceeds of this offering, together with cash on hand, to repay certain existing indebtedness, including to repurchase or redeem all of the outstanding $2.0 billion in aggregate principal amount of Time Warner Cable, LLC’s 6.75% notes due 2018, to pay related fees and expenses and for general corporate purposes, including to fund potential buybacks of Class A common stock of Charter or common units of Charter Communications Holdings, LLC, a subsidiary of Charter.

Joint Book-Running Managers:

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Credit Suisse Securities (USA) LLC

Goldman Sachs & Co. LLC

Merrill Lynch, Pierce, Fenner & Smith

 Incorporated

Mizuho Securities USA LLC

RBC Capital Markets, LLC

UBS Securities LLC

Wells Fargo Securities, LLC

Co-Managers:

MUFG Securities Americas Inc.

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

Credit Agricole Securities (USA) Inc.

Morgan Stanley & Co. LLC

U.S. Bancorp Investments, Inc.

LionTree Advisors LLC

Academy Securities, Inc.

C.L. King & Associates, Inc.

Samuel A. Ramirez & Company, Inc.

The Williams Capital Group, L.P.

This Pricing Term Sheet is qualified in its entirety by reference to the

Preliminary Prospectus Supplement.

Trade Date:	April 3, 2018

Settlement Date:

April 17, 2018 (T+10)

We expect that delivery of the Notes will be made to investors on or about April 17, 2018, which will be the tenth business day following the date of this Pricing Term Sheet (such settlement cycle being herein referred to as “T+10”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date hereof or on the next seven succeeding business days will be required, by virtue of the fact that the Notes initially will settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes hereunder on the date hereof or on the next two succeeding business days should consult their advisors.

Distribution:	SEC Registered (Registration No. 333-222241)

The Issuers and the guarantors have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuers and the guarantors have filed with the SEC for more complete information about the Issuers, the guarantors and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the preliminary prospectus supplement and accompanying prospectus may be obtained by contacting Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717; Telephone: (800) 831-9146; E-mail: prospectus@citi.com, or by contacting Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005; Telephone: (800) 503-4611; E-mail: prospectus.CPDG@db.com.

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